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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                                                                   Jurisdiction
             Subsidiaries (a)                                                    of Incorporation
             ----------------                                                    ----------------
Abercrombie & Fitch Service Corporation (b)                                      Delaware
Abercrombie & Fitch Stores, Inc. (b)                                             Delaware


(a) The names of certain subsidiaries are omitted since such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of January 30, 1999.

(b) Wholly-owned subsidiary of Abercrombie & Fitch Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of the registrant.